Exhibit 99

FOR IMMEDIATE RELEASE
September 23, 2020

Cintas Corporation Announces
Fiscal 2021 First Quarter Results

CINCINNATI, September 23, 2020 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2021 first quarter ended August 31, 2020. Revenue for the first quarter of fiscal 2021 was $1.75 billion, a decrease of 3.6% from last year’s first quarter. Earnings per diluted share (EPS) were $2.78 in the first quarter of fiscal 2021, an increase of 19.8% from last year's first quarter diluted EPS.

Organic revenue for the first quarter of fiscal 2021, which is adjusted for the impacts of acquisitions, foreign currency exchange rate fluctuations and differences in the number of workdays, declined 5.0% from last year's first quarter. Organic revenue for the Uniform Rental and Facility Services operating segment declined 5.4%. Organic revenue for the First Aid and Safety Services operating segment increased 17.1%.

Gross margin for the first quarter of fiscal 2021 of $826.2 million decreased 2.7% from last year’s first quarter. Gross margin as a percentage of revenue increased 40 basis points to 47.3% for the first quarter of fiscal 2021 compared to 46.9% in the first quarter of fiscal 2020.

Operating income for the first quarter of fiscal 2021 of $349.7 million increased 14.2% from last year’s first quarter operating income of $306.1 million. Operating income as a percentage of revenue was 20.0% in the first quarter of fiscal 2021 compared to 16.9% in the first quarter of fiscal 2020.

Net income was $300.0 million for the first quarter of fiscal 2021, an increase of 19.6% from last year's first quarter net income of $250.8 million. First quarter of fiscal 2021 diluted EPS were $2.78, an increase of 19.8% from last year's first quarter diluted EPS of $2.32.

Net cash provided by operating activities for the first quarter of fiscal 2021 of $312.3 million increased 12.8% from last year's first quarter net cash provided by operating activities of $276.9 million. Free cash flow, which is defined as net cash provided by operating activities less capital expenditures, for the first quarter of fiscal 2021 was $281.4 million, an increase of 32.6% from last year's first quarter.

Scott D. Farmer, Cintas' Chairman and Chief Executive Officer, stated, "The COVID-19 coronavirus (COVID-19) pandemic remains a significant disruption to the economy and our business. Our objectives include keeping our employees, whom we call partners, healthy and safe and serving our customers in any way possible. I am pleased with our performance on both priorities, and I thank our employee-partners for their unwavering passion, strong work ethic, and commitment."

Mr. Farmer concluded, “Visibility to future financial performance remains impaired due to the COVID-19 pandemic. Therefore, we are not providing fiscal year financial guidance at this time. However, we will provide our second quarter financial estimates. We expect our second quarter revenue to be in the range of $1.725 billion to $1.750 billion and diluted EPS to be in the range of $2.00 to $2.20. Despite the short-term uncertainty, I'm confident in our ability to continue to manage the volatility while maintaining focus on our compelling long-term objectives. Our value proposition of getting businesses Ready for the Workday® by providing essential, unparalleled image, safety, cleanliness and compliance resonates loudly in a society focused on health, readiness and outsourcing of non-core activities.”

About Cintas

Cintas Corporation helps more than one million businesses of all types and sizes get READY™ to open their doors with confidence every day by providing a wide range of products and services that enhance our customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, floor care, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety and compliance training, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and the Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2021 first quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; fluctuations in costs of materials and labor including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002; the effect of new accounting pronouncements; disruptions caused by the inaccessibility of computer systems data, including cybersecurity risks; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including viral pandemics such as the COVID-19 coronavirus; the amount and timing of repurchases of our common stock, if any; changes in federal and state tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2020 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:

J. Michael Hansen, Executive Vice President and Chief Financial Officer - 513-972-2079
Paul F. Adler, Vice President - Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2020	August 31, 2019	% Change
Revenue:
Uniform rental and facility services	$1,394,411	$1,454,527	(4.1)%
Other	352,164	356,612	(1.2)%
Total revenue	1,746,575	1,811,139	(3.6)%

Costs and expenses:
Cost of uniform rental and facility services	715,412	768,676	(6.9)%
Cost of other	204,962	193,321	6.0%
Selling and administrative expenses	476,495	542,996	(12.2)%

Operating income	349,706	306,146	14.2%

Interest income	(64)	(162)	(60.5)%
Interest expense	24,550	27,321	(10.1)%

Income before income taxes	325,220	278,987	16.6%
Income taxes	25,215	28,175	(10.5)%
Net income	$300,005	$250,812	19.6%

Basic earnings per share	$2.86	$2.40	19.2%

Diluted earnings per share	$2.78	$2.32	19.8%

Basic weighted average common shares outstanding	104,110	103,543
Diluted weighted average common shares outstanding	107,129	107,083

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended
	August 31, 2020	August 31, 2019
Uniform rental and facility services gross margin	48.7%	47.2%
Other gross margin	41.8%	45.8%
Total gross margin	47.3%	46.9%
Net income margin	17.2%	13.8%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides the additional non-GAAP financial measures of cash flow and workday adjusted revenue growth. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP are shown in the tables within the narrative of the press release or below.

Computation of Free Cash Flow

	Three Months Ended
	August 31, 2020	August 31, 2019
Net cash provided by operations	$312,292	$276,901
Capital expenditures	(30,876)	(64,743)
Free cash flow	$281,416	$212,158

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

Computation of Growth on a Constant Workday Basis

	Three Months Ended
	August 31, 2020	August 31, 2019	Growth %
	A	B	G
Revenue	$1,746,575	$1,811,139	(3.6)%
			G=(A-B)/B
	C	D
Workdays in the period	66	65

	E	F	H
Workday adjusted revenue growth	$1,720,112	$1,811,139	(5.0)%
	E=(A/C)*D	F=(B/D)*D	H=(E-F)/F

Acquisition and foreign currency exchange impact, net			0.0%

Organic growth			(5.0)%

Management believes that organic revenue growth is valuable to investors because it reflects the revenue performance compared to a prior period with the same number of revenue generating days and excludes the impact from acquisitions and foreign currency exchange rate fluctuations.

SUPPLEMENTAL SEGMENT DATA

	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended August 31, 2020
Revenue	$1,394,411	$204,481	$147,683	$—	$1,746,575
Gross margin	$678,999	$82,104	$65,098	$—	$826,201
Selling and administrative expenses	$363,971	$63,577	$48,947	$—	$476,495
Interest income	$—	$—	$—	$(64)	$(64)
Interest expense	$—	$—	$—	$24,550	$24,550
Income (loss) before income taxes	$315,028	$18,527	$16,151	$(24,486)	$325,220

For the three months ended August 31, 2019
Revenue	$1,454,527	$172,090	$184,522	$—	$1,811,139
Gross margin	$685,851	$84,287	$79,004	$—	$849,142
Selling and administrative expenses	$416,840	$59,518	$66,638	$—	$542,996
Interest income	$—	$—	$—	$(162)	$(162)
Interest expense	$—	$—	$—	$27,321	$27,321
Income (loss) before income taxes	$269,011	$24,769	$12,366	$(27,159)	$278,987

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except per share data)

	August 31, 2020	May 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$421,542	$145,402
Accounts receivable, net	866,414	870,369
Inventories, net	488,165	408,898
Uniforms and other rental items in service	756,364	770,411
Prepaid expenses and other current assets	133,692	114,619
Total current assets	2,666,177	2,309,699

Property and equipment, net	1,378,385	1,403,065

Investments	240,431	214,847
Goodwill	2,886,048	2,870,020
Service contracts, net	441,641	451,529
Operating lease right-of-use assets, net	159,120	159,967
Other assets, net	271,579	260,758
	$8,043,381	$7,669,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$252,513	$230,995
Accrued compensation and related liabilities	117,577	127,417
Accrued liabilities	406,787	456,653
Income taxes, current	23,251	27,099
Operating lease liabilities, current	43,414	43,031
Debt due within one year	249,808	—
Total current liabilities	1,093,350	885,195

Long-term liabilities:
Debt due after one year	2,290,447	2,539,705
Deferred income taxes	385,149	388,579
Operating lease liabilities	121,727	122,695
Accrued liabilities	547,904	498,509
Total long-term liabilities	3,345,227	3,549,488

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value: 425,000,000 shares authorized FY 2021: 188,155,836 issued and 104,548,040 outstanding FY 2020: 186,793,207 issued and 103,415,368 outstanding	1,345,233	1,102,689
Paid-in capital	30,155	171,521
Retained earnings	7,596,514	7,296,509
Treasury stock: FY 2021: 83,607,796 shares FY 2020: 83,377,839 shares	(5,251,148)	(5,182,137)
Accumulated other comprehensive loss	(115,950)	(153,380)
Total shareholders’ equity	3,604,804	3,235,202
	$8,043,381	$7,669,885

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2020	August 31, 2019
Cash flows from operating activities:
Net income	$300,005	$250,812

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	60,574	56,726
Amortization of intangible assets and capitalized contract costs	35,605	35,268
Stock-based compensation	29,055	40,395
Deferred income taxes	(8,716)	7,910
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	7,118	(6,636)
Inventories, net	(77,944)	(1,726)
Uniforms and other rental items in service	16,552	(11,305)
Prepaid expenses and other current assets and capitalized contract costs	(42,277)	(41,928)
Accounts payable	20,358	13,357
Accrued compensation and related liabilities	(10,067)	(58,718)
Accrued liabilities and other	(14,297)	(24,082)
Income taxes, current	(3,674)	16,828
Net cash provided by operating activities	312,292	276,901

Cash flows from investing activities:
Capital expenditures	(30,876)	(64,743)
Purchase of investments	(4,940)	(9,391)
Acquisitions of businesses, net of cash acquired	(1,984)	(3,896)
Other, net	(2,142)	(109)
Net cash used in investing activities	(39,942)	(78,139)

Cash flows from financing activities:
Issuance of commercial paper, net	—	26,500
Proceeds from exercise of stock-based compensation awards	72,123	37,915
Repurchase of common stock	(69,011)	(256,830)
Other, net	(869)	(1,192)
Net cash provided by (used in) financing activities	2,243	(193,607)

Effect of exchange rate changes on cash and cash equivalents	1,547	331

Net increase in cash and cash equivalents	276,140	5,486
Cash and cash equivalents at beginning of period	145,402	96,645
Cash and cash equivalents at end of period	$421,542	$102,131